                                                                     EXHIBIT 3.3


                             ARTICLES OF AMENDMENT
                                     TO THE
                           ARTICLES OF INCORPORATION



     Pursuant to the provisions of the Colorado Business Corporation Act, the undersigned Corporation adopts the following Articles of Amendment to its Articles of Incorporation:

     FIRST:    The name of the Corporation is JONES INTERCABLE, INC.

     SECOND: The following amendments were adopted by the shareholders of the Corporation on September 17, 1996, and the number of votes cast for the amendments by each voting group entitled to vote separately on the amendments was sufficient for approval by that voting group:

               Provision NINTH of the Articles of Incorporation of the Corporation shall be amended by striking out and eliminating the existing text thereof in its entirety and substituting the following in its place:

          "NINTH: The Corporation shall indemnify, to the fullest extent permitted by applicable law in effect from time to time, any person, and the estate and personal representative of any such person, against all liability and expense (including attorneys' fees) incurred by reason of the fact that such person is or was a director or officer of the Corporation or, while serving as a director or officer of the Corporation, such person is or was serving at the Corporation's request as a director, officer, partner, trustee, employee, fiduciary or agent of, or in any similar managerial or fiduciary position of, another domestic or foreign corporation or other individual or entity or of an employee benefit plan. The Corporation shall also indemnify any person who is serving or who has served the Corporation as a director, officer, employee, fiduciary or agent, and such person's estate and personal representative, to the extent and in the manner provided in any by-law, resolution of the shareholders or directors, contract or otherwise, so long as such provision is legally permissible."

     ; and

          An ELEVENTH provision shall be added to the Articles of Incorporation of the Corporation as follows:

          "ELEVENTH: No director of the Corporation shall have any personal liability for monetary damages to the corporation or its shareholders for breach of his or her fiduciary duty as a director, except that this provision shall not eliminate or limit the personal liability of a director to the Corporation or its shareholders for monetary damages for: (i) any breach of the director's duty of loyalty to the Corporation or its shareholders; (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) acts specified in Section 7-108-403 of the Colorado Business Corporation Act; or (iv) any transaction from which the director directly or indirectly derives an improper personal benefit. Nothing contained herein will be construed to eliminate or diminish the defenses ordinarily available to a director or to deprive any director of any right he or she may have for contribution from any other director or other person. If the Colorado Business Corporation Act hereafter is amended to eliminate or limit further the liability of a director, then, in addition to the elimination and limitation of liability provided by the preceding sentences, the liability of each director shall be eliminated or limited to the fullest extent permitted by the Colorado Business Corporation Act as so amended. Any repeal or modification of this Article shall not adversely affect any right or protection of a director of the Corporation under this Article as in effect immediately prior to such repeal or modification with respect to any liability that would have accrued, but for this Article, prior to such repeal or modification."

     THIRD: The manner, if not set forth in such amendment, in which any exchange, reclassification, or cancellation of issued shares provided for in the amendment shall be effected, is as follows:

               No change.

                              JONES INTERCABLE, INC.,
                              a Colorado corporation


                              By:   /s/ Elizabeth M. Steele
                                    -----------------------
                                    Elizabeth M. Steele
                                    Vice President

                                       2